Exhibit 99.3

OFFER BY K2 INC.

TO

EXCHANGE 0.6036 OF A SHARE OF COMMON STOCK

(INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

OF

K2 INC.

FOR

EACH OUTSTANDING SHARE OF COMMON STOCK

OF

BRASS EAGLE INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, DECEMBER 8, 2003, UNLESS THE OFFER IS EXTENDED. SHARES TENDERED PURSUANT TO THIS OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

November 4, 2003

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

K2 Inc., a Delaware corporation (“K2”), offers to exchange each outstanding share of common stock, $0.01 par value (collectively, the “Shares”), of Brass Eagle Inc., a Delaware corporation (“Brass Eagle”), for 0.6036 of a share, including the associated preferred share purchase rights, of common stock, par value $1.00 per share, of K2 Inc. (“K2 Shares”), upon the terms and subject to the conditions set forth in the Prospectus, dated November 4, 2003 (the “Prospectus”), and in the related Letter of Transmittal (which collectively, as amended or supplemented from time to time, constitute the “Offer”). The Offer is being made in connection with the Agreement and Plan of Merger and Reorganization, dated as of October 22, 2003 (the “Merger Agreement”), among K2, Brass Eagle and Cabe Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of K2.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer at least a majority of the outstanding Shares not owned by K2 or its affiliates, calculated as described in the Prospectus. The Offer is also subject to other terms and conditions described in the Prospectus, the related Letter of Transmittal and the Merger Agreement, all of which should be reviewed in detail.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.	The Prospectus.

2.	The Letter of Transmittal for your use to tender Shares and for the information of your clients. Manually signed copies of the Letter of Transmittal may be used to tender Shares.

3.	A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

4.	Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

5.	A copy of Brass Eagle’s Solicitation/Recommendation Statement on Schedule 14D-9.

6.	A return envelope addressed to Computershare Trust Company, Inc. (the “Exchange Agent and Depository”).

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, DECEMBER 8, 2003, UNLESS THE OFFER IS EXTENDED.

In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an “agent’s message” (as described in the Prospectus) in connection with a book-entry delivery of Shares, and any other required documents should be sent to the Exchange Agent and Depository and either Share certificates representing the tendered Shares should be delivered to the Exchange Agent and Depository, or Shares should be tendered by book-entry transfer into the Exchange Agent and Depository’s account maintained at the Book Entry Transfer Facility (as described in the Letter of Transmittal), all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus. TENDERS BY NOTICE OF GUARANTEED DELIVERY WILL NOT BE ACCEPTED.

Neither K2 nor any officer, director, stockholder, agent or other representative of K2 will pay any commissions or fees to any broker, dealer or other person (other than the Information Agent and the Exchange Agent and Depository) for soliciting tenders of Shares pursuant to the Offer. K2 will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone numbers set forth below.

445 Park Avenue, 5th Floor

New York, New York 10022

E-mail: xtrm.info@morrowco.com

Banks and Brokerage Firms, Please Call (800) 654-2468

Stockholders, Please Call (800) 607-0088

All Others, Please Call Collect (212) 754-8000

Very truly yours,

K2 INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF K2, BRASS EAGLE, OR THE EXCHANGE AGENT AND DEPOSITORY OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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